Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equifax Inc. 2020 Employee Stock Purchase Plan of our reports dated February 20, 2020, with respect to the consolidated financial statements of Equifax Inc. and the effectiveness of internal control over financial reporting of Equifax Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, GA

July 23, 2020